Exhibit 12 (B)
                              NEVADA POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                    Year Ended December 31,
                                                                 ------------------------------------------------------------
           Amounts in 000's                                        2001         2000         1999         1998         1997
EARNINGS AS DEFINED:
     Income (Loss) From Continuing Operations
           After Interest Charges (1)                            $ 78,577     $  7,244     $ 53,959     $ 94,686     $ 90,472
     Income Taxes                                                  32,783       (9,386)      21,213       45,471       45,225
                                                                 ------------------------------------------------------------
     Income (Loss) From Continuing Operations
           before Income Taxes                                    111,360       (2,142)      75,172      140,157      135,697

     Fixed Charges                                                114,015      103,933       97,734       81,238       63,139
     Capitalized Interest                                          (2,141)      (7,855)      (8,356)      (6,080)      (2,579)
     Preference Security Dividend Requirements
           of Consolidated Subsidiaries                           (15,172)     (15,172)     (15,172)     (11,013)      (7,256)
                                                                 ------------------------------------------------------------

           Total                                                 $208,062     $ 78,764     $149,378     $204,302     $189,001
                                                                 ============================================================

FIXED CHARGES AS DEFINED:
     Interest Expensed and Capitalized                           $ 98,843     $ 88,761     $ 82,562     $ 70,225     $ 55,883
     Preference Security Dividend Requirements
           of Consolidated Subsidiaries                            15,172       15,172       15,172       11,013        7,256
                                                                 ------------------------------------------------------------

           Total                                                 $114,015     $103,933     $ 97,734     $ 81,238     $ 63,139
                                                                 ============================================================

RATIO OF EARNINGS TO FIXED CHARGES                                   1.82         0.76         1.53         2.51         2.99

     DEFICIENCY                                                  $      -     $ 25,169     $      -     $      -     $      -

(1) Does not include equity in (losses) earnings of Sierra Pacific Resources in 2001, 2000 and 1999

For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represent the aggregate of income (or loss) from operations before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest.

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